EXHIBIT 2

                    AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                         LAWRENCE CONSULTING GROUP, INC.

                             PLAZA ACQUISITION CORP.

                          PLAZA CONSULTING GROUP, INC.

                                       AND

                                 ELIZABETH PLAZA

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (the "Agreement") dated as of the 31st day of October, 2005, by and among Lawrence Consulting Group, Inc., a Delaware corporation ("LCG"), Plaza Acquisition Corp., a Puerto Rico corporation and wholly-owned subsidiary of LCG ("PAC"), and Plaza Consulting Group, Inc., a Puerto Rico corporation d/b/a PharmaServ ("Plaza"), and Elizabeth Plaza, the sole stockholder of Plaza ("Stockholder"), LCG, PAC, Plaza and Stockholder being referred to collectively as the "Parties" and each, individually, as a "Party."
                                    RECITALS:

     WHEREAS, Stockholder is the sole stockholder of Plaza, owning 50,000 shares
of  common  stock,   par  value  $.02  per  share,  of  Plaza  ("Plaza  Stock"), representing all of the issued and outstanding capital stock of Plaza;

     WHEREAS, LCG is the sole stockholder of PAC, owning 1,000 shares of common stock, par value $.01 per share, of PAC ("PAC Stock"), representing all of the issued and outstanding capital stock of PAC;

     WHEREAS, PAC desires to merge with and into Plaza, with the result that Plaza will become a wholly-owned subsidiary of LCG, and Stockholder, as the sole stockholder of Plaza, will receive shares of common stock, par value $.0001 per share, of LCG ("LCG Common Stock"), cash and deferred payments as hereinafter provided, such merger being referred to as the "Merger"; and

     WHEREAS, LCG has agreed to issue the shares of LCG Common Stock contemplated by this Agreement, on and subject to the terms of this Agreement, which shares will be delivered to Stockholder by LCG, as herein provided, on behalf of PAC; and

     WHEREAS, the boards of directors of LCG, PAC and Plaza deem it advisable and in the best interests of such corporations and their respective stockholders that PAC merge with and into Plaza pursuant to this Agreement;

     NOW, THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Merger.

     (a) At the Effective Time, as hereinafter defined, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Puerto Rico General Corporations Law of 1995 (the "Puerto Rico Law"), PAC shall be merged with and into Plaza, the separate existence of PAC shall cease, and Plaza shall continue as the surviving corporation of the Merger. Plaza and PAC are sometimes referred to as the "Constituent Corporations" and Plaza as the "Surviving Corporation."

     (b) Unless this Agreement is earlier terminated pursuant to Section 10 of this Agreement, the closing and consummation of the Merger (the "Closing") will take place as promptly as practicable following satisfaction or waiver of the conditions set forth in Sections 6 and 7 of this Agreement, at the offices of Esanu Katsky Korins & Siger, LLP, 605 Third Avenue, New York, New York 10158 or such other place or time is agreed to by the Parties. The date upon which the Closing occurs is herein referred to as the "Closing Date."

     (c) On the Closing Date, the Constituent Corporations shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger"), in accordance with the relevant provisions of the Puerto Rico Law. The Certificate of Merger shall provide that the Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of Puerto Rico, or such later time agreed to by the Parties and set forth in the Certificate of Merger. The time at which the Merger becomes effective pursuant to this Section 1(c) is referred to as the "Effective Time" and the date on which the Effective Time occurs is the "Effective Date."

     (d) At the Effective Time, the separate existence of PAC shall terminate and the Surviving Corporation shall continue its corporate existence as a Puerto Rico corporation and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

     (e) At the Effective Time:

     (i) The Articles of Incorporation of the Surviving Corporation, as existing immediately prior to the Effective Time, shall be amended to provide that the number of authorized shares of capital stock of the Surviving Corporation shall be 1,000 shares which shall be shares of common stock and shall have a par value of $.01 per share.

     (ii) The By-laws of the Surviving Corporation, as existing immediately prior to the Effective Time, shall be and remain the By-Laws of the Surviving Corporation.

     (f) At the Effective Time, the board of directors of the Surviving Corporation shall consist of the individuals named as directors or otherwise provided for on Exhibit B to this Agreement, such individuals to serve as directors until the next annual meeting of stockholders and until their successors shall be elected and qualified, and the officers of the Surviving Corporation shall be the individuals named as officers on said Exhibit B, to serve in such capacities at the discretion of the board of directors, subject to any rights they may have pursuant to employment agreements with the Surviving Corporation.

     2. Consideration to be Issued; Effect on Outstanding Stock of the Constituent Corporations.

     (a) Consideration to be Issued. Pursuant to the Merger, as of the Effective Time and without any action on the part of any Party:

     (i) All of the outstanding shares of Plaza capital stock outstanding immediately prior to the Effective Time, all of which are and shall be owned by Stockholder, shall be canceled and extinguished and will become and be automatically converted into the following:

     (a) One million one hundred fifty thousand (1,150,000) shares (the "LCG Shares") of LCG Common Stock.

     (b) Payment of ten million dollars ($10,000,000), subject to adjustment as hereinafter provided. The ten million dollar ($10,000,000) payment pursuant to this Section 2(a)(i)(B) is referred to as the "Cash Consideration," and shall be paid by wire transfer to an account designated by Stockholder as soon as practical after the Effective Time; provided, however, that if Stockholder fails to provide wire instructions, payment shall be send by certified or official bank check.

     (c) Three deferred payments (the "Deferred Payments") by the Surviving Corporation, each in the amount of two million seven hundred fifty thousand dollars ($2,750,000), which are due on the first, second and third anniversaries, respectively, of the Effective Date. Pursuant to the "imputed interest" rules of Section 1274 of the Internal Revenue Code of 1986 (the "Code"), a portion of each Deferred Payment shall be treated for all federal and state income tax purposes as additional consideration for the Plaza Stock exchanged in the Merger by the Stockholder and the remainder shall be treated as interest.

     (ii) All of the outstanding shares of PAC Stock issued and outstanding immediately prior to the Effective Time, all of which are and shall be owned by LCG, shall be canceled and extinguished and will become and be converted into an aggregate of one thousand (1,000) shares (the "New Plaza Shares") of common stock of Plaza, representing all of the issued and outstanding shares of capital stock of Plaza.

     (b) Delivery of Shares into Escrow. At or prior to the Closing:

     (i) Stockholder shall deliver to Esanu Katsky Korins & Siger, LLP, as escrow agent (the "Escrow Agent") pursuant to an escrow agreement (the "Escrow Agreement") in substantially the form of Exhibit C to this Agreement, the stock certificates for all of the issued and outstanding shares of Plaza Stock (the "Outstanding Plaza Stock").

     (ii) LCG shall deliver to the Escrow Agent certificates for the 1,150,000 LCG Shares in the name of Stockholder.

     (iii) LCG shall deliver to the Escrow Agent the certificates for the PAC Stock.

     (iv) Plaza shall deliver to the Escrow Agent a certificate for 1,000 New Plaza Shares.

     (v) LCG shall deliver to the Escrow Agent certificates for 600,000 shares (the "SJH Shares") of LCG Common Stock issued in the name of San Juan Holdings, Inc. ("San Juan Holdings").

     (vi) LCG shall deliver to the Escrow Agent the SJH Warrants, as hereinafter defined, to purchase 2,500,000 shares of LCG Common Stock issued in the name of San Juan Holdings.

     (c) Deliveries from Escrow. Promptly after the Effective Time, upon receipt of written instructions from Plaza and LCG, the Escrow Agent shall:

     (i) Deliver the certificates for the LCG Shares to Stockholder; and

     (ii) Deliver the certificate for the New Plaza Shares to LCG;

     (iii) Deliver to Plaza for cancellation the shares of PAC Stock and the shares of Outstanding Plaza Stock.

     (iv) Deliver the SJH Shares and the SJH Warrants to San Juan Holdings.

     (d) Cancellation of Shares. Plaza shall cancel the shares of PAC Stock and the shares of Outstanding Plaza Stock.

     (e) Economic Effective Date. The effective date of the Merger, for purposes of allocation income and loss (the "Economic Effective Date"), shall be as hereinafter provided. No income or loss shall be allocated to Stockholder for any period subsequent to the Economic Effective Date. The Economic Effective Date shall be:

     (i) September 30, 2005, if the Closing shall take place on or prior to December 7, 2005;

     (ii) October 31, 2005, if the Closing shall take place subsequent to December 7, 2005 and on or prior to December 27, 2005;

     (iii) November 30, 2005, if the Closing shall take place subsequent to December 27, 2005.

     (f) Adjustment in Cash Consideration

     (i) It is a condition to the obligations of LCG to close that Plaza shall have a net tangible book value of not less than five million, five hundred thousand dollars ($5,500,000) on the Economic Effective Date, of which at least two million dollars ($2,000,000) shall be in cash. Net tangible book value shall be determined in accordance with generally accepted accounting principles as in effect in the United States, provided, however, that all expenses incurred by Plaza, whether paid before or after the Effective Date in connection with this Agreement, including any expenses relating to this Section 2(f) and any expenses incurred by Plaza in connection with the financings to be provided to LCG as hereinafter provided and any filings required to be made with the Securities and Exchange Commission (the "Commission") pursuant to federal securities laws, and any other expenses of Plaza which relate to this Agreement and the transactions contemplated by this Agreement shall be treated as liabilities of Plaza. Expenses incurred by LCG, including expenses relating to the proposed financing and any other expenses payable by LCG pursuant to Section 11(e) of this Agreement, shall not be treated as expenses of Plaza.

(ii) At the Closing, Plaza shall deliver a preliminary closing balance sheet (the "Preliminary Closing Balance Sheet") as of the Economic Effective Date, setting forth an estimate of Plaza's tangible net worth as of the date on which such computation was made.

     (iii) As promptly as possible, but not later than thirty (30) days after the Effective Date, Plaza shall prepare, and Kevane Soto Pasarell Grant Thornton, LLC ("Grant Thornton") shall certify, the balance sheet of Plaza as of the close of business on the Economic Effective Date, such balance sheet being referred to as the "Closing Balance Sheet," and the net tangible book value as reflected on the Closing Balance Sheet (the "Closing Book Value"). LCG shall have twenty (20) business days after receipt of the Closing Balance Sheet to object to the Closing Balance Sheet or the Closing Book Value by written notice to Plaza setting forth LCG's objection, the basis for the objection and a detailed explanation of the basis for the objection. If the parties shall be unable to resolve any disagreement within thirty (30) days after the date that LCG shall have given notice to Plaza disputing any portion of the Closing Balance Sheet or the Closing Book Value or such longer period as may be agreed upon, the matter shall be submitted to binding arbitration by a national or regional accounting firm with an office in New York City which is acceptable to both parties.

     (iv) To the extent that the net tangible book value, based on the Preliminary Closing Balance Sheet is less than five million five hundred thousand dollars ($5,500,000), the Cash Consideration shall be reduced by the amount that five million five hundred thousand dollars ($5,500,000) exceeds the net tangible book value based on the Preliminary Closing Balance Sheet.

     (v) If the net tangible book value, based on the Closing Balance Sheet, is less than the lesser of (x) five million five hundred thousand dollars ($5,500,000) or the (y) the net tangible book value based on the Preliminary Closing Balance Sheet if an adjustment was made pursuant to Section 1(f)(iv) of this Agreement, Stockholder shall, within three (3) business days after the net tangible book value is finally determined, pay to Plaza, by wire transfer, the amount of the deficiency. In the event that Stockholder fails to make such payment in a timely manner, Stockholder shall pay interest on the deficiency at the rate of one and one-quarter percent (1.25%) per month.

     (vi) If the net tangible book value, based on the Closing Balance Sheet, is greater than the lesser of (x) five million five hundred thousand dollars ($5,500,000) or the (y) the net tangible book value based on the Preliminary Closing Balance Sheet if an adjustment was made pursuant to Section 1(f)(iv) of this Agreement, Plaza shall, with three (3) business days after the net tangible book value is finally determined, pay to Stockholder, by wire transfer, the amount of the excess.

     (g) Allocation of Consideration. The consideration issuable for all of the Plaza Stock shall be allocated as follows: one hundred thousand dollars ($100,000) shall be allocated to the covenants set forth in Sections 5(f), 5(g) and 5(h) (the "Covenants"), and the balance of the Purchase Price shall be allocated to the Outstanding Plaza Stock. Stockholder acknowledges that she has received significant and valuable consideration for agreeing to the Covenants, that the Covenants are a significant inducement to LCG to enter into this Agreement and consummate the Merger and that LCG would not have entered into this Agreement without the Covenants.

     (h) Cancellation of Outstanding Options. Each option to purchase one share of Plaza Stock which is outstanding on at the Effective Time shall, with the consent of the holders, be cancelled. LCG shall issue options to purchase LCG Common Stock at an exercise price of $.7344 per share as provided in Section 5(c) of this Agreement.

     3. Representations and Warranties of Plaza and Stockholder. Plaza and Stockholder, jointly and severally, hereby represent and warrant as follows that, except as set forth in the schedules to this Agreement:

(a) General.

     (i) Plaza is a corporation duly organized, validly existing and in good standing under the laws of the Puerto Rico, and is qualified to conduct business as a foreign corporation in each state in which the nature of its business or the properties owned or leased by it requires qualification, except where the failure to qualify will not have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect (x) on the financial condition, results of operations, properties, business or prospects of Plaza or (y) on the ability of Plaza to perform its obligations under this Agreement. Plaza has no subsidiaries and it does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign corporation, limited liability company, association, partnership, joint venture or other entity.

     (ii) Plaza has full corporate power and authority to carry on its business and to own or lease all of its properties and assets as and in the places such business is now conducted. The Schedule 3(a) identifies each state or other jurisdiction in which Plaza conducts business or owns or leases real property.

     (iii) Complete and correct copies of the certificate of incorporation of Plaza, certified by the Secretary of State of Puerto Rico, and the by-laws of Plaza, certified by the secretary of Plaza (collectively, the "Organizational Documents"), and a list of the present officers and directors of Plaza, certified by the secretary of Plaza, have been delivered to LCG. All Organizational Documents shall be in the English language.

     (iv) Plaza has only one class of capital stock authorized and outstanding, namely the Plaza Stock. Stockholder is the sole holder of the Plaza Stock. Plaza does not own any treasury shares.

     (v) Plaza and Stockholder have full power and authority to carry out the transactions provided for in this Agreement and the other agreements being executed by Stockholder and Plaza in connection with this Agreement (collectively, "Other Agreements"), and this Agreement constitutes, and the Other Agreements, when executed and delivered by Stockholder, will constitute, the legal, valid and binding obligations of Plaza and Stockholder, as the case may be, enforceable in accordance with their respective terms. All director and stockholder action necessary for the execution by Plaza of this Agreement and the consummation of the terms of this Agreement have been taken.

     (vi) No consent, approval or agreement of any Person, party, court, governmental authority, or entity is required to be obtained by Stockholder or Plaza in connection with the execution and performance by Stockholder of this Agreement or the execution and performance by Stockholder of any agreements, instruments or other obligations entered into in connection with this Agreement. The term "Person" shall mean any individual, corporation, partnership, limited liability company, trust, government or government agency or any other entity.

     (vii) Except as a stockholder and executive officer of Plaza, Stockholder is not engaged, directly or indirectly, in any business presently conducted or proposed to be conducted by Plaza (the "Business"), whether conducted by Stockholder or otherwise.

     (viii) The outstanding shares of Plaza Stock are not subject to any Claim. As used in this Agreement, the term "Claim" shall mean any security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, mortgages, indentures, security agreements or other agreements, arrangements, contracts, commitments, understandings or obligations, whether or not relating in any way to credit or the borrowing of money, and claim or right under community property or similar laws or any other claim or right arising out of any marital relationship.

     (ix) The outstanding shares of Plaza Stock are duly and validly authorized and issued, fully-paid and non-assessable. The outstanding shares of Plaza Stock have not been issued in violation of so-called "preemptive rights" provisions, if any, contained in the laws governing the incorporation of Plaza or in Plaza's Organizational Documents or any right of first refusal held by any Person.

     (b) Options; Convertible Securities. Except for the employee stock options to purchase Plaza Stock listed on Schedule 3(b) to this Agreement, neither Plaza nor Stockholder is a party to any agreement or understanding pursuant to which any securities of any class are to be issued or created or transferred. Plaza has not acquired any shares of Plaza Stock, and has no formal or informal agreements or understandings pursuant to which it can or will acquire any shares of Plaza Stock. Neither Plaza nor Stockholder has any agreements, plans, understandings or proposals, whether formal or informal or whether oral or in writing, pursuant to which it or she granted or may have issued or granted any Person any Convertible Security or any interest in Plaza or in Plaza's earnings or profits, however defined. As used in this Agreement, the term "Convertible Securities" shall mean any options, rights, warrants, convertible debt, equity securities or other instrument or agreement upon the exercise or conversion of which or upon the exchange of which or pursuant to the terms of which additional shares of any class of capital stock of Plaza may be issued.

(c) Financial Statements.

     (i) Plaza has delivered to LCG its audited financial statements for the fiscal years ended October 31, 2004 and 2003 (collectively, the "Audited Financial Statements"), and its unaudited financial statements for the nine months ended July 31, 2005 and 2004 (the "Unaudited Financial Statements," and, together with the Audited Financial Statements, the "Financial Statements"), including, in each case, a balance sheet and the related statements of income, stockholders' equity and cash flows for the period then ended, together with the related notes. The Audited Financial Statements have been certified by Grant
Thornton and the Unaudited Financial Statements have been reviewed by Grant Thornton. The Financial Statements are in accordance with all books, records and accounts of Plaza, are true, correct and complete and have been prepared in accordance with generally accepted accounting principles, consistently applied. Grant Thornton is independent as to Plaza under the rules of the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Financial Statements present fairly the financial position of Plaza at the respective balance sheet dates, and fairly present the results of Plaza's operations, changes in stockholders' equity and cash flows for the periods covered. The Unaudited Financial Statements include all adjustments (which include only normal recurring adjustments) necessary to present fairly the information for such period.

     (ii) At the  close of  business  on July 31,  2005,  Plaza did not have any material liabilities, absolute or contingent, of the type required to be reflected on balance sheets prepared in accordance with generally accepted accounting principles which are not fully reflected, reserved against or disclosed on the July 31, 2005 Balance Sheet. Plaza has not guaranteed or assumed or incurred any obligation with respect to any debt or obligations of any Person, except endorsements made in the ordinary course of business in connection with the deposit of items for collection. Plaza has no debts, contracts, guaranty, standby, indemnity or hold harmless commitments, liabilities or obligations of any kind, character or description, whether accrued, absolute, contingent or otherwise, or due or to become due except to the extent set forth or noted in the Financial Statements, and not heretofore paid or discharged or otherwise specifically disclosed in Schedule 3(c)(ii) to this Agreement.

     (iii) Schedule 3(c)(iii) to this Agreement sets forth a true, correct and complete schedule of accounts receivables of Plaza on an aging basis as of the date of this Agreement, together with a reserve for doubtful accounts with respect to such accounts receivable. All of the accounts receivable on the date of this Agreement are, and all accounts receivable outstanding on the Closing Date will be, valid and enforceable rights against the account debtor arising from the bona fide performance of services in the normal course of business and are at standard rates and terms. None of the accounts receivable are subject to any claim or right of offset or set-off. The reserve established by Plaza for doubtful accounts receivable is reasonable and consistent with past practice. Except as set forth in said Schedule 3(c)(iii), (A) no account debtor has refused or threatened to refuse to pay any or all of its obligations to Plaza for any reason, (B) to the Best Knowledge of Plaza or Stockholder, no account debtor is insolvent or bankrupt, and (C) no account receivable has been pledged to any third party. As used in this Agreement, the "Best Knowledge" of any Person shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person's business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. Knowledge of Stockholder, whether actual or deemed, shall be treated as knowledge of Plaza.

     (iv) Plaza does not maintain any significant inventory, and Plaza's business does not consist, to any significant extent, of the sale of products from inventory.

     (d) Absence of Changes. Since October 31, 2004, except as set forth in the Financial Statements or on Schedule 3(d) to this Agreement, there have not been:

     (i) any change in the assets, liabilities, financial condition or operating results of Plaza, except changes in the ordinary course of business which do not and will not have a Material Adverse Effect.

     (ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the assets, financial condition, properties, operating results or business of Plaza (as conducted and as proposed to be conducted);

     (iii) any change or amendment to a material contract, charter document or arrangement by which Plaza or any of its assets or properties is bound or subject;

     (iv) any loans made by Plaza to any of its Affiliates, employees, officers, directors, stockholders or any affiliates of any of the foregoing, the term "Affiliate" of any Person meaning any Person who controls, is controlled by or is under common control with such Person;

     (v) any declaration or payment of any dividend or other distribution or any redemption of any capital stock of Plaza;

     (vi) any sale, transfer, or lease of any of Plaza's assets other than in the ordinary course of business, including, but not limited to , any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

     (vii) any material change in any compensation arrangement or agreement with any employee or director;

     (viii) any other event or condition of any character which might have a Material Adverse Effect;

     (ix) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Plaza except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results of business of Plaza (as such business is presently conducted and as it is proposed to be conducted); or

     (x) any agreement or commitment by Plaza do any of the things described in this Section 3(d).

     (e) Property.

     (i) Plaza does not own, and did not at any time since its organization own, any real property. Plaza does not lease any real property except as disclosed on
Schedule 3(e) to this Agreement. All rental and other payments due under the leases have been duly made, all acts required to be performed by Plaza have been duly performed, and Plaza enjoys the unrestricted quiet possession of the properties leased by Plaza. To Plaza's Best Knowledge, no improvement, fixture or equipment in the properties, leased, used or occupied by Plaza nor the leasehold or occupation with respect thereto, is in violation of any Environmental, Health and Safety Requirements or any zoning, building or other similar Laws, and all such premises and properties are zoned for the operation of the Business. As used in this Agreement, the term "Environmental, Health and Safety Requirements" shall mean shall mean all federal, state, Puerto Rico, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, \pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, medical waste, noise or radiation, each as amended and as now or thereafter in effect.

     (ii) Plaza has good and marketable title to all machinery, equipment, items of personal property and other tangible and intangible assets used by it in its business, free and clear of any Claims of any nature whatsoever except as set forth in the Financial Statements. All of the assets reflected as assets on the Financial Statements are owned by Plaza, except to the extent any such assets are leased assets. All such leased assets are leased by Plaza pursuant to valid lease agreements which are listed in Schedule 3(e)(ii) to this Agreement. To Stockholder's and Plaza's Best Knowledge, no event has occurred which, with the passage of time or the giving of notice by a third party would result in a default by Plaza under any such lease. Said Schedule 3(e)(ii) sets forth the term of each such lease, the rental payments, additional rentals and impositions due, renewal or purchase options and other pertinent data.

     (iii) Plaza's leases, contracts and licenses were made at arms' length with Persons who are not Affiliates of Plaza, except as set forth in Schedule 3(e)(iii) to this Agreement. All leases, contracts and licenses with affiliated Persons are identified on said Schedule 3(e)(iii) are on terms which are no less favorable to Plaza that Plaza could obtain from a non-affiliated third party.

     (iv) No consent of any lessor of real or personal property is required for the execution and performance by Plaza of its obligations pursuant to this Agreement.

     (v) Plaza has delivered to LCG a true and correct lien search of Plaza in all states and counties in which any of Plaza's assets are located, as of a date not earlier than August 15, 2005.

     (vi) To Stockholder's and Plaza's Best Knowledge, Plaza and each of its predecessors and Affiliates have complied and are in compliance with all Environmental, Health and Safety Requirements and neither Plaza nor any of its predecessors and Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or dealt in any manner with any hazardous materials, and never owned or leased any real property on which any of such activities were conducted. Neither Plaza nor any of its predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including, without limitation, any obligation with respect to corrective or remedial action, on its own behalf or on behalf of any other Person, relating to Environmental, Health and Safety Requirements. No facts, events or conditions relating to the past or present facilities, properties or operations of Plaza or any of its predecessors and Affiliates will prevent, hinder or limit continued compliance with Environmental, Health and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health and Safety Requirements or give rise to other Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), pursuant to Environmental, Health and Safety Requirements.

     (f) Litigation. Except as set forth in Schedule 3(f) to this Agreement, Plaza is not a party to any pending litigation or any governmental investigation or proceeding, not reflected in the Financial Statements, and to its Best Knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against Plaza.

     (g) Taxes. Except as set forth in Schedule 3(g) to this Agreement, Plaza has filed all federal, state, Puerto Rico, county and local income, excise, profits, franchise, property, sales, use, occupancy, value-added and other tax returns, reports and forms required by law to be filed by it, such returns, reports and forms are true and correct, all taxes have been paid in a timely manner, and Plaza has incurred no penalties with respect to any taxes. No delinquency exists with respect to payment of any tax, assessment or other governmental charge owing by Plaza. There are no material unresolved questions or claims concerning any tax liability of Plaza. Plaza has not waived or agreed to waive the statute of limitation with respect to any tax matter. Plaza has not received any notice that any of its tax returns or reports are subject to audit by any taxing authority.

     (h) Contracts and Commitments.

     (i) Except for contracts set forth in Schedule 3(h)(i) to this Agreement, there are no other contracts or agreements, whether written or oral and whether formal or informal to which Plaza is a party. Plaza has provided to LCG a complete copy of each contract to which Plaza is a party and a complete description of any oral contract, including any amendment or modification to an existing contract.

     (ii) Schedule 3(h)(ii) to this Agreement sets forth a list of each client who, together with its Affiliates, accounted for at least five percent (5%) of Plaza's revenues for any of the years ended October 31, 2004 or 2003 or the nine months ended July 31, 2005.

     (iii) Except as set forth in Schedule 3(h)(i) of this Agreement, Plaza has no outstanding contracts, agreements or commitments (i) with its officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by Plaza on notice of not longer than thirty (30) days and without liability, penalty or premium, or (ii) relating to the borrowing or lending of money.

     (iv) Plaza has no collective bargaining or employment agreements, or agreements with any labor union or organization, nor any agreements that contain any deferred compensation, severance, retirement, or termination pay liabilities or obligations, profit sharing, bonus, insurance or other benefit plans or programs. Plaza has not been formally or informally advised of any proposed attempts to organize any of Plaza's employees. To the Best Knowledge of Stockholder or Plaza, Plaza's relations with its employees are good.

     (v) Schedule 3(h)(v) to this Agreement identifies each employee benefit plan (a "Plan" and, collectively, the "Plans"), as that term is defined in
Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), bonus, deferred compensation, profit sharing, stock purchase, stock option, or retirement arrangement, whether legally binding or not, in which Plaza participates or to which or pursuant to which Plaza has or may have financial obligations. Plaza and each of Plaza's ERISA Affiliates are in compliance in all material respects with the terms of each Plan and each Plan complies in all material respects with the applicable provisions of the Code and ERISA and the regulations and published interpretations thereunder. Within the times and in the manner prescribed by law, Plaza has filed all returns (including, without limitation, Forms 5500) required by law for all Plans maintained by Plaza. No Reportable Event, as defined in Section 4043(b) of ERISA or the regulations thereunder for which the thirty (30) days' notice requirement has not been waived by the Pension Benefit Guaranty Corporation, has occurred with respect to any Plan administered by Plaza or any administrator designated by Plaza or any ERISA Affiliate. As of July 31, 2005, there is, and on the Closing Date there will be, no unfunded liability under any Plan. Neither Plaza nor any ERISA Affiliate has engaged in any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding any transactions which are exempt under Section 408 of ERISA or Section 4975 of the Internal Revenue Code) with respect to any Plan which Plaza or any ERISA Affiliate maintains, or to which Plaza or any ERISA Affiliate contributes, which could subject it or any such other Person to any material liability. There are no material actions, suits or claims pending or, to Stockholder's or Plaza's Best Knowledge, any material actions, suits or claims which could reasonably be expected to be asserted, against any Plan maintained by Plaza or any ERISA Affiliate, the assets thereof, or against it in connection with any Plan. Plaza is not a participant in or contributor to any multiemployer benefit plan, and Plaza has no formal or informal agreement requiring contribution to, any multiemployer benefit plan. Plaza and each ERISA Affiliate have made all payments due with respect to each Plan not later than the date such payments were due, and Plaza does not have any liability for any penalties or other assessments relating to the Plans or otherwise under ERISA. An ERISA Affiliate shall mean any entity that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with Plaza, as defined in Section 414(b), 414(c) or 414(m) of the Code.

     (vi) Plaza has made no payments or commissions or provided any benefits to others in connection with any sales or proposed sales by Plaza, except to employees of Plaza or sales representatives regularly engaged by Plaza to promote the sale of its products and services. None of such employees or sales representatives is employed or engaged as a consultant, advisor, purchasing representative, employee, officer, director or otherwise, whether paid or unpaid, by any customer or client or proposed customer or client or by any government or governmental agency or body of any kind and description or by any other Person, firm or corporation or hold political office or position (whether or not paid) with any government or governmental agency or body or receive remuneration for services rendered from any Person other than Plaza.

     (vii) Each employee of Plaza has signed a non-disclosure, non-competition and assignment of intellectual property agreement in the form attached as
Schedule 3(h)(vii) to this Agreement.

     (viii) Plaza has not given any power of attorney to any Person for any purpose whatsoever nor has Plaza designated any Person as an agent of Plaza for any purpose whatsoever except that Plaza has designated Stockholder as resident agent and agent for service of process on Plaza.

     (ix) Plaza is not restricted by any agreement from carrying on its business anywhere in the world, except as set forth in Schedule 3(h)(ix).

     (x) Schedule 3(h)(x) to this Agreement sets forth a list of all insurance policies and bonds in force with respect to Plaza and Plaza's business, property, and assets, copies of which have previously been delivered to LCG; and to the Best Knowledge of Stockholder and Plaza, such policies and bonds are maintained in such amounts and against such risks, as, in the reasonable judgment of Plaza and Stockholder, is necessary to protect Plaza's assets and properties.

     (xi) Schedule 3(h)(xi) to this Agreement sets forth all political and charitable contributions made by Plaza or by Stockholder (on behalf of Plaza or in connection with the Business) since January 1, 2000.

     (i) No material customer or client (i.e., a customer or client which represented at least three percent (3%) of Plaza's consolidated revenue for either of the years ended October 31, 2004 or 2003 or the nine months ended July 31, 2005) of Plaza has canceled or otherwise terminated for cause the services or, to the Best Knowledge of Stockholder or Plaza, advised Plaza in writing of its intention to reduce the scope of services provided by Plaza other than as a result of a reduction in the scope, abandonment or postponement of a project for which Plaza was engaged or was proposed to be engaged. None of the agreements to which Plaza is a party provide that a transaction such as the transaction provided by this Agreement would result in a termination of the agreement and Plaza has not been advised by any client that the transactions contemplated by this Agreement will affect any agreements or the relationship between Plaza and any of its material clients.

     (j) Compliance with Laws. Plaza is in full compliance with all laws applicable to its business (including, without limitation, with respect to zoning, building, wages, hours, hiring, firing, promotion, equal opportunity, pension and other benefit, immigration, nondiscrimination, warranties, advertising or sale of products, trade regulations, anti-trust or control and foreign exchange or, to Stockholder's and Plaza's Best Knowledge, Environmental, Health and Safety Requirements), which laws are referred to collectively as the "Laws." There are no licenses, permits and other governmental authorizations (collectively, "permits") required by Plaza for the operation of its business except as set forth is Schedule 3(j) to this Agreement, all of which have been obtained by Plaza and are in full force and effect, and Plaza is in all material respects complying therewith. To Stockholder's and Plaza's Best Knowledge, Plaza has filed with the proper authorities all statements, reports, information and forms required by all applicable laws. Plaza has not received written notice or informal advice concerning any revocation or limitation of any permit and no such proceeding is pending, or, to Stockholder's or Plaza's Best Knowledge, threatened. The parties understand that if there is a non-compliance, the estimated cost of becoming compliant is a liability of Plaza. In the event that, on the Closing Date, Plaza shall not be in compliance with such laws for which provision has not been made, and if the estimated cost of compliance is more than $100,000, LCG may, at its election, terminate the Agreement without any obligation whatsoever to Stockholder. If LCG desires to close, LCG shall give Plaza and Stockholder notice of the nature of the obligation and Plaza and Stockholder may postpone the Closing for up to thirty (30) days, during which period they may seek to affect compliance otherwise take reasonable action to challenge the existence of a deficiency; provided, however, that any such delay shall not affect the Economic Effective Date. If Plaza shall not have affected compliance of successfully challenged the existence of a deficiency, LCG may elect not to close.

     (k) No Defaults.

     (i) Plaza has performed, in accordance with the terms thereof, all material obligations required to be performed by it, and Plaza is not in default, in any material respect, under any agreement to which it is a party, except as set forth in Schedule 3(k) to this Agreement. Each such agreement is a legal, valid and binding obligation of Plaza and, to Stockholder's and Plaza's Best Knowledge, the other parties thereto, enforceable in accordance with its terms. There are no material breaches or material defaults of or liabilities arising from any breach or default of any provision of any agreement by any party thereto, which would, to Stockholder's and Plaza's Best Knowledge, have a Material Adverse Effect. No event has occurred which, with or without the lapse of time or giving of notice, or both, would constitute such a breach or default thereof by Plaza or, to Stockholder's and Plaza's Best Knowledge, any other party thereto or would cause acceleration of any material obligation of any party thereto.

     (ii) Plaza is not in violation of its Organizational Documents or, to Stockholder's and Plaza's Best Knowledge, any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by Stockholder and the consummation of the transactions contemplated by this Agreement will not result in any such violation or a violation of Plaza's Organizational Documents or any applicable Law or be in conflict with, constitute a default under, or result in a violation of, or give rise to any right of termination, cancellation or acceleration under, any agreement to which Plaza is a party or any order or governmental regulation applicable to Plaza or the business or operations of Plaza, except as set forth in Schedule 3(k) to this Agreement. Plaza is not a party to or bound by any agreement the performance of which by Plaza or the breach of which by Plaza would have or is likely to have a Material Adverse Effect.

     (l) Intellectual Property Rights.

     (i) Schedule 3(l) to this Agreement sets forth a true and complete list of any existing patents and patent applications, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, material unregistered trademarks, service marks, and copyrights, and Internet domain names used by Plaza or held for use in connection with the business of Plaza, together with all licenses related to the foregoing, whether Plaza is the licensee or licensor thereunder. Said Schedule 3(l) also list each license to which Plaza is a party, whether as licensor or licensee. Plaza has no proprietary rights for any intellectual property which is developed by Plaza for its clients as a "work for hire" pursuant to agreements with the clients.

     (ii) Except as set forth in Schedule 3(l), Plaza is the sole and exclusive owner or valid licensee of all such patents, trademarks, service marks, trade names, trade secrets, software and other intellectual property, free and clear of all liens or encumbrances other than the rights of licensors under license agreements and, with respect to licensed intellectual property, liens and encumbrances incurred by Persons other than Plaza or Stockholder.

     (iii) Except as set forth in Schedule 3(l), to Plaza's and Stockholder's Best Knowledge, Plaza owns or has the valid right to use all of the intellectual property used by it or held for use by it in connection with its business. To the Best Knowledge of Plaza and Stockholder, there are no conflicts with or infringements of any intellectual property owned by Plaza by any third party. To the Best Knowledge of Company and Stockholder, the conduct of the businesses of Plaza as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Best Knowledge of Plaza or Stockholder, threatened against Plaza (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the intellectual property.

     (iv) Plaza is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to intellectual property.

     (v) Plaza is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any intellectual property, with respect to the use thereof or in connection with the conduct of its business or otherwise, except that Plaza has use licenses for certain computer software for which it pays customary licensing fees. Plaza has the requisite number of use licenses for all licensed software used by it.

     (vi) Plaza owns and has the unrestricted right to use all trade secrets, including know-how, inventions, software, designs, processes, and technical data required for or incident to the development, manufacture, operation and sale of all products and services sold or proposed to be sold by Plaza free and clear of any rights, liens or claims of others including without limitation, all current and former employees, consultants, officers, directors and stockholders of Plaza, except that this representation does not relate to any intellectual property developed by Plaza for a client which become the intellectual property of the client.

     (m) Related Party Transactions. Except as set forth in Schedule 3(m) to this Agreement, and except for compensation to regular employees of Plaza and the reimbursement of expenses incurred on behalf of Plaza in the ordinary course of business, no current or former Affiliate of Plaza is now, or has been since November 1, 2002, (i) a party to a transaction or contract with Plaza or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier, customer or client of Plaza (other than immaterial holdings in publicly-traded entities), nor does any such Affiliate receive income from any source other than Plaza which relates to the business of, and should properly accrue to, Plaza.

     (n) Restricted Nature of LCG Shares. Stockholder is an accredited investor within the meaning of Rule 501 of the Commission pursuant to the Securities Act. Stockholder is acquiring the LCG Shares pursuant to this Agreement for investment and not with a view to the sale or distribution thereof. Stockholder understands that the LCG Shares constitute restricted securities within the meaning of Rule 144 of the Commission pursuant to the Securities Act and may not be sold or otherwise transferred except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. Stockholder further acknowledges that Stockholder has only the piggy-back registration rights with respect to the LCG Shares set forth in Section 8 of this Agreement. Stockholder has been advised by counsel as to the meaning and implication of the acquisition of restricted securities and the illiquid nature of the LCG Shares. Stockholder acknowledges that the certificate or certificates for the LCG Shares will bear LCG's customary Securities Act restrictive legend. Stockholder has received a copy of the LCG SEC Documents, as hereinafter defined. Stockholder understands that an investment in the LCG Shares involves a high degree of risk.

     (o) No Broker.

     (i) Neither Stockholder nor Plaza nor any of their respective agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement, except for San Juan Holdings. LCG shall pay San Juan Holdings as of the Effective Date, compensation consisting of six hundred thousand (600,000) shares of LCG Common Stock and a warrant (the "SJH Warrant") to purchase two million five hundred thousand (2,500,000) shares of LCG Common Stock at an exercise price of $.06. San Juan Holdings shall have, with respect to the shares of LCG Common Stock that are issuable to it pursuant to this Section 3(o) and the shares of LCG Common Stock issuable upon exercise of the SJH Warrant, the same rights as are granted to Stockholder in Section 8 of this Agreement, subject to the same terms, limitations and conditions as are set forth in said Section 8. The SJH Warrants will be exercisable commencing one year from the Effective Date, and shall have an expiration date of January 16, 2014.

     (ii) Stockholder shall indemnify and hold LCG, its officers, directors and Affiliates harmless from and against any manner of loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any fees or commissions due to San Juan Holdings in excess of the amount set forth in this Section 3(o) and any other brokerage fees, commissions or finders' fees which are due as a result of the consummation of the transaction contemplated by this Agreement, except for claims from brokers engaged by LCG.

     (p) Copies of Documents. The copies of all insurance policies, agreements, other contracts and other instruments listed in the Schedules and a summary of any of the foregoing which are oral contracts have been delivered to, or made available for inspection by, LCG.

     (q)  Reliance  by LCG.  No  representation  or  warranty  set forth in this
Section 3 or in the Schedules to the Agreement contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials so listed in the Schedules, omitted, omits or will omit to state a material fact necessary to make the statements contained herein and therein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of Plaza which has not been set forth in this Agreement or in the Schedules. LCG may rely on the representations set forth in this Section 3 notwithstanding any investigation it may have made.

     4. Representations and Warranties of LCG and PAC. LCG and PAC hereby, jointly and severally, represent and warrant to Plaza and Stockholder as follows:

     (a) Organization.

     (i) LCG is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as and where such business is operated. PAC is a corporation, duly organized, validly existing and in good standing under the laws of the Puerto Rico and has full power and authority to carry on its business as and where such business is operated. Each of LCG and PAC has full power to carry out the transactions provided for in this Agreement. All necessary corporate action required to be taken by LCG and PAC relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and validly taken. Neither the execution of this Agreement nor the compliance with its terms requires the approval of LCG's stockholders. No consent, approval or agreement or any Person is required to be obtained by LCG or PAC in connection with the execution and performance by LCG or PAC of this Agreement and the Other Agreements to which it is a party and the transactions contemplated hereby and thereby.

     (ii) The execution and performance of this Agreement will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which LCG or PAC is a party or by which its assets and properties are bound, and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to LCG, PAC or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the Organizational Documents of LCG or PAC.

     (iii) All of the shares of LCG Common Stock which are issuable (A) pursuant to the Merger, (B) to the employees of Plaza pursuant to Section 5(b) of this Agreement (the "Plaza Employee Shares") and (C) pursuant to the LCG 2005 Long-Term Incentive Plan (the "2005 Plan") have been authorized for issuance and, when issued pursuant to this Agreement or pursuant to the 2005 Plan will be duly issued, fully paid and non-assessable, and not subject to any preemptive right or right of first refusal, except that stockholder approval is required for the 2005 Plan.

     (iv) The authorized capital stock of LCG consists of 2,000,000 shares of preferred stock, par value $.0001 per share, none of which have been issued or authorized for issuance, and 10,000,000 shares of LCG Common Stock, of which 551,800 shares are presently outstanding and 1,600,000 shares are reserved for issuance upon the exercise of outstanding warrants, as disclosed in the LCG SEC Documents, as hereinafter defined. Except as provided in or contemplated by this Agreement, LCG has no outstanding or authorized warrants, options, other rights to purchase or otherwise acquire capital stock or any other securities of LCG, preemptive rights, rights of first refusal, registration rights or related commitments of any nature. All references in this Agreement to shares of LCG Common Stock reflect a two-for-one stock distribution, pursuant to which each share of LCG Common Stock, before the distribution, will become and be converted into two shares of LCG Common Stock, without any change in the par value. Such distribution will occur prior to the Closing Date.

     (v) The authorized capital stock of PAC consists of 1,000 shares of common stock, par value $.01 per share, all of which are outstanding and owned by LCG. PAC was formed solely for the purpose of entering into this Agreement and it has no significant assets, no liabilities and has not engaged in any business activities.

     (vi) LCG's board has adopted, subject to stockholder approval, the 2005 Plan, covering 2,000,000 shares of LCG Common Stock.

     (b) LCG SEC Documents. LCG has previously made available to Plaza and Stockholder its Form 10-KSB for the fiscal year ended June 30, 2005, and any filings made by LCG pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the end of its fiscal year ended June 30, 2005 (collectively, the "LCG SEC Documents"). The LCG SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, are available on the Commission's EDGAR system and, to the best of LCG's knowledge, none of the LCG SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the LCG SEC Documents present and reflect, in accordance with generally accepted accounting principles, consistently applied, the financial condition of LCG on the balance sheet dates and the results of its operations, cash flows and changes in stockholders' equity for the periods then ended in accordance with generally accepted accounting principles, consistently applied.

     (c) No Adverse Change. Since June 30, 2005, there have not been any material adverse change in the financial condition of LCG, although Stockholder recognizes that LCG has continued not to generate significant revenue and has continued to operate at a loss as a result of ongoing expenses, including expenses relating to this Agreement and the consummation of the transactions contemplated hereby.

     (d) No Defaults. Neither LCG nor PAC is in violation of its Organizational Documents or any judgment, decree or order, applicable to it. The execution and delivery of this Agreement by LCG and PAC and the consummation of the transactions contemplated by this Agreement and the Other Agreements will not result in any such violation or a violation of LCG's Organizational Documents or any applicable law or be in conflict with, constitute a default under or result in a violation of (or give rise to any right of termination, cancellation or acceleration under) any material contract to which LCG is a party, or any judgment, decree, order, statute, rule or governmental regulation applicable to LCG.

     (e) Litigation. There are no material (i.e., claims which, if adversely determined based on the amounts claimed, would exceed thirty thousand dollars ($30,000)) claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of LCG or PAC) pending or, to LCG's Best Knowledge, threatened against LCG or PAC or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation.

     (f) Taxes. LCG has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on LCG, and has paid or made adequate provision in the financial statement included in the LCG SEC Documents for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. LCG is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

     (g) No Broker. Neither LCG nor PAC nor any of their respective agents or employees has employed or engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement. LCG shall indemnify and hold Stockholder harmless against any loss, damage, liability or expense, including reasonable fees and expenses of counsel, as a result of any brokerage fees, commissions or finders' fees which are due as a result of the consummation of the transaction contemplated by this Agreement, except for claims from brokers engaged by Plaza or Stockholder and except that LCG will issue to San Juan
Holding the shares and SJH Warrants as set forth in Section 3(o) of this Agreement. Any other compensation or expenses due or claimed to be due by San Juan Holdings shall be paid by Stockholder.

     (h) Reliance by Plaza and Stockholder. No representation or warranty set forth in this Section 4 contains or shall contain any untrue statement of a material fact or, when taken with all such representations, warranties, certificates and other materials omitted, omits or will omit to state a material fact necessary to make the statements contained herein, when taken together, not misleading, and there is no fact which materially and adversely affects the business, operations or financial condition of LCG or PAC which has not been set forth in this Agreement or in the LCG SEC Documents. Stockholder and Plaza may rely on the representations set forth in this Section 4 notwithstanding any investigation they may have made.

     5. Covenants of the Parties.

     (a) Form 8-K. LCG shall file with the Commission a current report on Form 8-K relating to this Agreement and the Merger, and including financial statements and pro forma financial statement. In connection with the Form 8-K, Plaza and Stockholder shall, at their expense, except as provided in Section 11(e), provide LCG with the Financial Statements, together with such pro forma financial statement and interim financial statement and a description of the business and properties of Plaza and such other information concerning Plaza is required to be disclosed in a registration statement on Form SB-2 an issuer that is a small business issuer, as defined in Rule 405 of the Commission pursuant to the Securities Act.

     (b) Plaza Employee Shares. As soon as practical after the Effective Date, but not earlier than sixty (60) days after the Effective Date, LCG shall issue one hundred (100) shares of LCG Common Stock to each of the employees of Plaza on the Effective Date or such later date as may be agreed upon by LCG and Plaza. Such shares shall not be issued until a registration statement on Form S-8 or other applicable form shall have become effective pursuant to the Securities Act.

     (c) Option Grants.

     (i) LCG shall have granted to key Plaza employees named on Schedule 5(c) to this Agreement, options to purchase an aggregate of 1,400,000 shares of LCG Common Stock pursuant to the 2005 Long Term Incentive Plan (the "2005 Plan") at an exercise price of $.7344 per share. The options shall be exercisable in installments, commencing October 23, 2007, and shall expire five years from the Closing Date. The options shall become exercisable cumulatively as to one-third of the shares subject to the option 36, 48 and 54 months from the date of grant, except that options granted to employees whose options to purchase Plaza stock are being terminated shall become exercisable in three annual installments commencing on the second, third and fourth anniversaries of the initial option grant by Plaza, as set forth on Schedule 5(c) to this Agreement. Notwithstanding the foregoing, no options can be exercised prior to the earlier of (i) the date of stockholder approval of the 2005 Plan or (ii) the date that an S-8 registration statement covering the shares issuable pursuant to the 2005 Plan becomes effective. Stockholder understands that LCG will not be able to file a registration statement prior to 60 days from the Effective Date.

     (ii) Plaza shall obtain the consent of all of the holders of outstanding options to purchase shares of Plaza Stock to the cancellation of such options.

     (d) Access to Records; Properties.

     (i) During the period between the date of this Agreement and the Closing Date, Plaza shall, and Stockholder shall cause Plaza to, give LCG and its representatives, including its independent accountants and representatives of potential investors, full and prompt access to all of Plaza's premises and all of Plaza's books and records, including, without limitation, copies of all filings with the Department of Labor, the Internal Revenue Service and any other taxing authority, customs and immigration authorities, applicable building and zoning authorities; provided that such investigation shall not unreasonably interfere with Plaza's business. In furtherance of the foregoing, Stockholder and Plaza shall provide LCG with such information concerning Plaza and its business as LCG may reasonably request in connection with the performance by LCG and potential investors of their due diligence.

     (ii) During the period between the date of this Agreement and the Closing Date, LCG shall provide Stockholder with such information concerning LCG and its business as Stockholder may reasonably request in connection with the performance of Stockholder's due diligence.

     (e) Operation of Business Prior to Closing.

     (i) Stockholder and Plaza agree that from the date of this Agreement to the Closing Date, without LCG's prior written consent, Plaza will operate its business substantially as it is presently operated and only in the ordinary course of business. Plaza will duly comply with all applicable laws as may be required on its part to effect the transactions contemplated by this Agreement and in the conduct by Plaza of its business and the operation and use of its properties and assets. Plaza shall promptly correct any violations of any zoning ordinances, building, fire or other codes or Environmental, Health and Safety Requirement and shall take any action requested by Plaza's insurance carrier as necessary to enable Plaza to obtain or maintain its insurance at standard or, if available, preferential rates. Plaza shall also correct any conditions which would or could, if known to the lessor of any real property leased by Plaza, give such lessor the right to either increase the rent for the leased premises or terminate the lease. Plaza and Stockholder shall take such action as may be necessary to insure that the representations and warranties set forth in Paragraph 3 of this Agreement are true on the Closing Date with the same force and effect as if made on and as of such date. Without limiting the generality of the foregoing, neither Stockholder nor Plaza will, without the prior written approval of LCG:

     (a) enter into any agreements, purchase or sell any capital assets or enter into agreements or commitments with respect to the purchase or sale of capital equipment;

     (b)  incur  any  encumbrances  or  other  Claims  (whether   consensual  or
involuntary) with respect to Plaza's assets;

     (c) subject any of Plaza's property or assets to any Claims; fail to obtain the consent of any lessors and governmental entities whose consent is required for the consummation of the transactions contemplated by this Agreement;

     (d) make any charitable or political contribution;

     (e) waive any right of material value;

     (f) enter into or assume any contract or liability, except in the ordinary course of business consistent with past practices;

     (g) cancel or permit to lapse any insurance policy or surety bond presently carried by Plaza,

     (h) do any act or omit to do any act, or permit any act or omission to act, which will or could cause a material breach of any material contract, commitment or obligation of Plaza; provided, however, that the obligations of Stockholder in her individual capacity with respect to the covenants contained in this
Section 5(e) shall be limited to covenants that relate to the business of Plaza. Plaza shall take all action necessary in order that the conditions set forth in
Section 6 of this Agreement are met.

     (ii) Neither LCG not PAC shall engage in any business activities that are not related to the negotiation and execution of this Agreement and the transactions contemplated by this Agreement, and LCG shall not issue or agree to issue any shares of capital stock or any options, warrants, rights or convertible debt or equity securities except for the two-for-one stock distribution and the issuances provided for or contemplated by this Agreement. Notwithstanding the foregoing, LCG may pay a dividend or make a distribution to its stockholders as long as the payment of dividend or distribution does not result in LCG having a negative net worth on a pro forma basis after (x) receipt of the net proceeds from the sale of securities as contemplated by Section 6(l) of this Agreement and the (y) the payment of the Cash Consideration and (z) payment of all financing, legal and other transaction costs incurred by LCG in connection with the transactions contemplated by this Agreement. The determination of LCG's net worth shall be determined in accordance with generally accepted accounting principles on a non-consolidated basis, without any value being given to LCG's ownership of Plaza.

     (f) Non-competition. Stockholder hereby covenants and agrees that, from the date of this Agreement until five (5) years from the Effective Date, Stockholder will not directly or indirectly (i) engage in the Business in Puerto Rico, the United States and, to the extent that Plaza, LCG or one or more of their Affiliates is operating in Europe during such period, Europe (whether for profit or not for profit), whether as an officer, director, consultant, stockholder, guarantor, principal, agent, member, operator, proprietor, employee, advisor or in any other manner in the United States, or (ii) solicit any present or proposed client or customer of Plaza, LCG or any Affiliate of LCG or (iii) employ or engage any employee of Plaza or LCG or any Affiliate of LCG until six months after such person ceased to be an employee, (iv) make any disparaging statements concerning LCG, Plaza or their respective officers, directors, or employees, that could injure, impair or damage the relationships between LCG or Plaza, on the one hand, and any of the employees, customers or suppliers or other Persons with whom they conduct business, or (v) aid or assist others with respect to any of the foregoing. The parties hereto acknowledge and agree that this non-competition covenant is an integral part of this Agreement for which Stockholder is receiving adequate compensation, that LCG would not enter in this Agreement without the inclusion of the this Section 5(f) and Sections 5(g) and 5(h) of this Agreement and that if any court of competent jurisdiction shall hold that the scope or duration of the covenant not to compete set forth in this
Section 5(f) is not reasonable or otherwise enforceable, then the parties agree that such court shall enforce the covenant to the greatest extent permitted under applicable law. As used in this Section 5(f), a present client or customer shall mean a customer of Plaza who is or was a customer or client of Plaza at any time during the term of Stockholder's employment with Plaza and a prospective client or customer shall mean any client or customer actively solicited by Plaza at any time during the one (1) year period ending on the date of the termination of Stockholder's employment with Plaza.

(g) Non-Disclosure and Non-Disturbance.

     (i) Stockholder agrees that she will not at any time use or disclose to any Person any Confidential Information relating to Plaza, LCG or any Affiliate of LCG or any customer of Plaza which provided Confidential Information to Stockholder; provided, however, that nothing in this Section 5(g) shall be construed to prohibit Stockholder or Plaza from using or disclosing such information if they can demonstrate that such information became public knowledge other than by or as a result of disclosure by a Person not having a right to make such disclosure. "Confidential Information" shall mean all information of a proprietary or confidential nature relating to any Person, including, but not limited to, such Person's trade secrets or proprietary information, confidential know-how, and products, processes, inventions and discoveries, whether or not patentable, and information concerning such Person's services, business, customer or client lists, proposed services, marketing strategy, pricing policies and the requirements of its clients and relationships with its lenders, suppliers, licensors, licensees and others with which a Person has a business relationship.

     (ii) In the event that any Confidential Information is required to be produced by Stockholder pursuant to legal process, Stockholder shall give LCG and Plaza notice of such legal process within a reasonable time, but not later than ten (10) business days prior to the date such disclosure is to be made, unless the Stockholder has received less notice, in which event Stockholder shall immediately notify LCG and Plaza. LCG and Plaza shall have the right to object to any such disclosure, and if LCG or Plaza objects (at LCG's or Plaza's cost and expense) in a timely manner so that Stockholder is not subject to penalties for failure to make such disclosure, the Stockholder shall not make any disclosure until there has been a court determination on LCG's or Plaza's objections. If disclosure is required by a court order, final beyond right of review, or if LCG and Plaza do not object to the disclosure, Stockholder shall make disclosure only to the extent that disclosure is unequivocally required by the court order, and the Stockholder will exercise reasonable efforts at LCG's or Plaza's expense, to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

     (iii) Stockholder further agrees that she will take no action to induce or cause any of Plaza's present or prospective clients to cease engaging Plaza or LCG or any Affiliate of LCG to which LCG may transfer Plaza's business, as the case may be, for its requirements for the type of service being rendered by Plaza, LCG and their respective Affiliates or to reduce the scope of services performed by such Persons.

     (h) Negotiation with Others; Disposition of Securities. During the period (the "Transition Period") between the date of this Agreement and the first to occur of the Effective Date or January 31, 2006, Stockholder and Plaza shall deal exclusively with LCG regarding the sale of Plaza Stock and/or the assets of Plaza or any acquisition of Plaza, whether by way of merger, purchase of capital stock, purchase of assets or otherwise (a "Potential Transaction") and, without the prior consent of LCG, neither Stockholder nor Plaza shall, directly or indirectly, (i) solicit, initiate discussions with or engage in negotiations with any Person, regardless of which party initiated any of the foregoing, (ii) provide information or documentation relating to Plaza or its Business, or (iii) enter into any agreement with any Person other than LCG and PAC which relates directly or indirectly to a Potential Transaction. If Stockholder or Plaza shall receive any unsolicited inquiry relating to any of the foregoing, Stockholder or Plaza shall immediately notify LCG. In furtherance of the foregoing, during the Transition Period, neither Stockholder nor Plaza shall, without the prior written approval of LCG, conduct any discussions, negotiations or consultations with respect to, or engage or permit anyone acting on behalf of any of them, from entering into or conducting, or enter into any agreement, letter of intent or memorandum of understanding, whether written or oral, that relate, directly or indirectly to (A) any merger or business combinations, (B) any sale or purchase of assets other than transactions in the normal course of business consistent with past practice, (C) any sale or other issuance of any class of capital stock of Plaza, including the issuance of any securities convertible into any class of capital stock, (D) any grant or issuance of any right or option to acquire any assets or stock of Plaza, (E) any loans, financing or borrowings by Plaza or the grant of any security interest in any of the assets of Plaza or in the stock of Plaza, except that Plaza may continue to borrow under its existing credit facility as disclosed in the Financial Statements.

     (i) Injunctive Relief. Stockholder and Plaza agrees that her or its violation or threatened violation of any of the provisions of Sections 5(f,),
(g) and (h) of this Agreement, shall cause immediate and irreparable harm to LCG. In the event of any breach or threatened breach of said provisions, Stockholder and Plaza consent to the entry of preliminary and permanent injunctions by a court of competent jurisdiction prohibiting such party from any violation or threatened violation of these provisions and compelling Stockholder and Plaza to comply with these provisions. This Section 5(i) shall not affect or limit, and the injunctive relief provided in this Section 5(i) shall be in addition to, any other remedies available to LCG at law or in equity.

     (j) Obtain Consents. Stockholder and Plaza shall obtain all necessary consents to the consummation of the transactions contemplated by this Agreement.

     (k) Stockholders' Meeting. As soon as possible after the Effective Date, LCG will schedule a meeting of stockholder to approve the 2005 Plan and an amendment to LCG's certificate of incorporation changing its corporate name and increasing the number of authorized shares of LCG Common Stock to 50,000,000 shares and preferred stock to 10,000,000 shares. Stockholder agrees to vote her shares of LCG Common Stock in favor of these proposals.

     (l) Effect of Confidentiality Agreement. Plaza has advised LCG that is it a party to confidentiality agreements with clients that, by their terms, are binding on Plaza and its affiliates. LCG agrees that it will agree to be bound by the terms of such confidentiality agreements with respect to any confidential information covered by such agreements that is disclosed to it.

     6. Conditions to the Obligation of LCG and PAC to Close. The obligations of LCG and PAC under this Agreement are subject to the satisfaction of the following conditions unless waived by LCG:

     (a) Representations and Warranties. On the Closing Date, the representations and warranties of Plaza and Stockholder shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and Stockholder and Plaza shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and LCG shall have received the certificate of Stockholder to such effect and as to matters set forth in Sections 6(c), 6(d) and 6(e) of this Agreement.

     (b) Net Tangible Book Value. Plaza shall have a net tangible book value as of the Economic Effective Date of not less than five million five hundred thousand dollars ($5,500,000), of which at least two million dollars ($2,000,000) are in cash, and Plaza shall continue to have at least two million dollars ($2,000,000) in cash on the Closing Date and at the Effective Time.

     (c) Consents. Plaza shall have obtained the consent of every client, customer, client and other Person whose consent is required for the consummation of the transactions contemplated by this Agreement, and Plaza shall have obtained the consents required by Section 5(c)(ii) of this Agreement.

     (d) No Material Adverse Change. No Material Adverse Change in the business or financial condition of Plaza shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court or governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a material adverse effect on any of the assets, properties, business, prospects, operations or condition (financial or otherwise) of Plaza.

     (e) Tax and ERISA Payments. All federal, state and Puerto Rico withholding taxes due with respect to all payroll periods ending prior to the Closing Date shall have been paid; all amounts withheld from employees for contribution to any Plan shall have been paid to the trustees of such Plan, and evidence of such payments shall have been provided to LCG.

     (f) Updated Lien Searches. Lien searches on the assets of Plaza shall have been conducted in the appropriate jurisdictions no later than ten (10) days prior to the Closing Date, and such searches shall reveal no liens or other Claims not disclosed in the Financial Statements or the Schedules to this Agreement.

     (g) Opinion of Counsel. LCG and PAC shall have received the opinion of counsel to Plaza and Stockholders as to the matters set forth in Exhibit D to this Agreement.

     (h) Employment Agreements.

     (i)  LCG,  Plaza  and  Stockholder   shall  have  entered  into  three-year
employment/consulting agreement in substantially the form of Exhibit E to this Agreement.

     (ii) Plaza and Nelida Plaza shall have entered into a three-year employment agreement in substantially the form of Exhibit F to this Agreement.

     (i) Certificate of Merger. The Certificate of Merger shall have been executed by PAC and Plaza and delivered for filing with the Secretary of State of Puerto Rico.

     (j) Escrow Agreement and Deliveries. Stockholder, LCG and the Escrow Agent shall have executed the Escrow Agreement, and the Escrow Agent shall have made the deliveries contemplated by Section 2(c) of this Agreement.

     (k) Completion of Financings. Prior to or substantially contemporaneously with the Effective Time, LCG shall have raised gross proceeds of eleven million seven hundred fifty thousand dollars ($11,750,000) from the sale of LCG's Series A Preferred Stock. The terms and conditions on which such securities are sold shall be in accordance with the terms previously approved by Plaza and Stockholder. Any material change from such terms shall be subject to the approval of Plaza and Stockholder.

     (l) Board of Directors and Officers of LCG. LCG shall have received the signed resignations of all of its directors and officers other than Dov Perlysky, who shall continue as a director of LCG, the board of directors of LCG shall be composed of the individuals named or otherwise provided for in Exhibit B and the officers of LCG shall be the individuals named on said Exhibit B.

     (m) Key Person Life Insurance. Plaza shall have obtained key man life insurance on the lives of Stockholder for $5,000,000 and Nelida Plaza for $2,500,000, on which the premium has been paid for the first year and LCG is named as beneficiary and owner of the policies.

     (n) Lease. The lease between Plaza, on the one hand, and Stockholder or her Affiliates, on the other hand, with respect to the facilities of Plaza will be in effect and will be on terms substantially the same as the terms set forth on Exhibit G to this Agreement.

     (o) Consulting Agreement. Dov Perlysky and LCG shall have entered into a consulting agreement in substantially the form of Exhibit H to this Agreement.

     (p) Certified Documents. Plaza shall have delivered to LCG:

     (i) The articles of incorporation of Plaza, certified by the Secretary of State of Puerto Rico.

     (ii) A certificate issued by the Secretary of State of Puerto Rico dated as of current date as to the good standing of Plaza in Puerto Rico.

     (iii) The by-laws of Plaza, certified by the Secretary of Plaza.

     (iv) Resolutions of the board of directors and stockholders of Plaza approving this Agreement, the Merger and transactions contemplated by this Agreement.

     (v) An incumbency certificate confirming the positions and signatures of the officers of Plaza.

     (q) Other Instruments. Plaza and Stockholder shall have delivered such other documents as counsel for LCG and PAC may reasonably request.

     7. Conditions to the Obligation of Stockholder and Plaza to Close. The obligations of Stockholder and Plaza under this Agreement are subject to the satisfaction of the following conditions unless waived by Stockholder:

     (a) Representations and Warranties. On the Closing Date, the representations and warranties of LCG and PAC shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on such date, and LCG and PAC shall have performed all of their respective obligations required to be performed by them pursuant to this Agreement at or prior to the Closing Date, and Stockholder and Plaza shall have received the certificate of LCG to such effect and as to matters set forth in Sections 7(b) of this Agreement.

     (b) No Material Adverse Change. No Material Adverse Change in the business or financial condition of LCG or PAC shall have occurred or be threatened since the date of this Agreement, and no action, suit or proceedings shall be threatened or pending before any court of governmental agency or authority or regulatory body seeking to restraint, prohibition or the obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement or that, if adversely decided, has or may have a material adverse effect on any of the assets, properties, business, prospects, operations or condition (financial or otherwise) of LCG or PAC.

     (c) Escrow Agreement and Deliveries. Stockholder, LCG and the Escrow Agent shall have executed the Escrow Agreement, and the Escrow Agent shall have made the deliveries contemplated by Section 2(c) of this Agreement.

     (d) Completion of Financings. LCG shall have completed the financings as set forth in Section 6(k) of this Agreement.

     (e) Board of Directors and Officers of LCG. LCG shall have received the signed resignations of all of its directors and officers other than Dov Perlysky, who shall continue as a director of LCG, the board of directors of LCG shall be composed of the individuals named or otherwise provided in Exhibit B and the officers of LCG shall be the individuals named on said Exhibit B.

     (f) Opinion of Counsel. Plaza and Stockholder shall have received the opinion of counsel to LCG as to the matters set forth in Exhibit I to this Agreement.

     (g) Certificate of Merger. The Certificate of Merger shall have been executed by PAC and Plaza and delivered for filing with the Secretary of State of Puerto Rico.

     (h) Grant of Options.  LCG shall have  granted the options  provided for in
Section 5(c) of this Agreement.

     (i) Employment Agreements.

     (i)  LCG,  Plaza  and  Stockholder   shall  have  entered  into  three-year
employment/consulting agreement in substantially the form of Exhibit E to this Agreement.

     (ii) Plaza and Nelida Plaza shall have entered into a three-year employment agreement in substantially the form of Exhibit F to this Agreement.

     (j) Certified Documents. LCG shall have delivered to Plaza and Stockholder:

     (i) The certificate of incorporation of LCG, certified by the Secretary of State of Delaware.

     (ii) The articles of incorporation of PAC, certified by the Secretary of State of Puerto Rico..

     (iii) A certificate issued by the Secretary of State of Delaware dated as of current date as to the good standing of LCG in Delaware.

     (iv) A certificate issued by the Secretary of State of Puerto Rico dated as of current date as to the good standing of PAC in Puerto Rico.

     (v) The by-laws of LCG and PAC, certified by the Secretary of LCG and PAC, respectively.

     (vi) Resolutions of the board of directors of LCG approving this Agreement, the Merger and transactions contemplated by this Agreement. (vii) Resolutions of the board of directors and stockholders of PAC approving this Agreement, the Merger and transactions contemplated by this Agreement.

     (viii) An incumbency certificate confirming the positions and signatures of the officers of LCG and PAC.

     (k) Other Instruments. LCG shall have delivered such other documents as counsel for Stockholder and Plaza may reasonably request.

     8. Registration Rights. Stockholder and San Juan Holdings shall have the registration rights set forth in Exhibit J to this Agreement.

     9. Indemnification.

     (a) Indemnification by Stockholder. Stockholder shall indemnify, defend and hold harmless LCG, its directors, officers, employees, Affiliates and their respective heirs, executors, administrators, successors and assigns (collectively, the "LCG Indemnified Parties") from and against any manner of loss, liability, damage or expense, including reasonable fees and expenses of counsel, (collectively, "Indemnified Losses") based upon, arising out of or otherwise in respect of:

     (i) Any inaccuracy in or any breach of representation or warranty of Plaza or Stockholder contained in this Agreement or any certificates or schedules delivered by Plaza or Stockholder pursuant hereto;

     (ii) The failure by Plaza or Stockholder to comply with any covenant of Plaza or Stockholder set forth in this Agreement or any of the Other Agreements or in any instrument or certificate delivered hereunder;

     (b) Indemnification by LCG. LCG shall indemnify, defend and hold harmless Stockholder from and against any Indemnified Losses based upon, arising out of or otherwise in respect of:

     (i) Any breach of any representation, warranty of LCG or PAC contained in this Agreement or any certificate delivered by LCG or PAC pursuant hereto or any facts or circumstances constituting such an inaccuracy or breach;

     (ii) The failure of LCG or PAC to comply with any covenant of LCG or PAC set forth herein or in any instrument or certificate delivered hereunder.

     (c) Procedure for Claims by Third Parties. Promptly upon receipt by an indemnified party under Section 9(a) or 9(b) of this Agreement, of notice of the commencement of any action for which indemnification is to be sought pursuant to said Section 9(a) or 9(b), such indemnified party shall notify the indemnifying party in writing of the commencement thereof; provided, that the failure to notify the indemnifying party shall relieve the indemnifying party from liability under said Section 9(a) or 9(b) only to the extent that the indemnifying party was prejudiced as a result thereof, but will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 9. If any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof; provided, that if the defendants in any such action include both the indemnified party and the indemnifying party and either (i) the indemnifying party or parties agree, or (ii) representation of both the indemnifying party or parties and the indemnified party or parties by the same counsel is, in the opinion of counsel to the indemnifying party, inappropriate under applicable standards of professional conduct because of actual or potential conflicting interests between them, then the indemnified party or parties shall have the right to select separate counsel to assume such legal defense and to otherwise participate in the defense of such action. The indemnifying party will not be liable to such indemnified party under this
Section 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed counsel in connection with the assumption of legal defenses in accordance with the proviso in the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel approved by all indemnified parties in each jurisdiction), (ii) the indemnifying party shall not have employed counsel to represent the indemnified party within a reasonable time after notice of commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall an indemnifying party be liable under this Section 9 for any settlement, effected without its written consent, which consent shall not be unreasonably withheld, of any claim or action against an indemnified party.

     (d)  Procedure  for Other  Claims.  Claims for  indemnity  pursuant to this
Section 9, other than those covered by Section 9(c) of this Agreement, shall be submitted in writing. Such notice shall specify in reasonable detail the basis for such claim. In the event that the other party disputes the validity of the indemnity claim, such party shall give notice to such effect within fifteen (15) business days after the date of the indemnity claim, and if such notice is not given prior to the expiration of such fifteen (15) business day period, the indemnity claim shall be deemed to be accepted and the indemnifying party shall promptly make such payment. If the parties are not able to resolve the dispute within thirty (30) days after the date of the notice disputing the validity of the indemnity claim, or such longer period as they may agree upon, the matter shall be submitted to binding arbitration in New York City under the rules then obtaining of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and conclusive on all parties and may be entered in any court having jurisdiction. The arbitrator(s) shall have no power or authority to modify or amend any provisions of this Agreement. If either party prevails on substantially all of the issues in dispute, the arbitrator(s) shall award costs and fees.

     (e) Indemnity Pursuant to Section 8. The rights of the parties to indemnification under circumstances set forth in Exhibit J to this Agreement shall be subject to the provisions of said Exhibit J and not to this Section 9.

     (f) Survival.

     (i) The representations and warranties of the parties shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period (the "Survival Period") of three (3) years after the Closing Date, except that, with respect to any liability which may arise under any tax laws, labor or pension (including ERISA) laws or regulations or Environmental, Health and Safety Requirements, the Survival Period shall continue until six months after the expiration of the applicable statute of limitations. If any claim for indemnification is made prior to the expiration of the Survival Period, the Survival Period shall continue with respect to such pending claims until the claims shall have been resolved either by agreement or by a court order which is final beyond right of review or appeal.

     (ii) The covenants and other agreements contained in Sections 5 and 6, other than those which, by their terms, do not survive the Closing, and any other provisions of this Agreement which by their terms relate to events which follow the Closing shall survive the Closing until they are otherwise terminated, whether by their terms or as a matter of law.

     (iii) LCG may, but shall not be required to, set off any obligations of Stockholder to Plaza or LCG pursuant to this Section 9, to be offset against the Deferred Payments next due.

     10. Termination.

     (a) Basis For Termination. This Agreement may be terminated prior to the Effective Date:

     (i) By either party if the Closing Date shall not have occurred by the last day of the Transition Period, provided, however, that no party may terminate this Agreement if such party is in breach of the representation and warranties of such party or such party is otherwise in breach or violation of its obligations under this Agreement.

     (ii) By the written agreement of the parties.

     (iii) By LCG in the event that Plaza or Stockholder shall have breached their representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with their respective obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the party seeking to terminate this Agreement.

     (iv) By Stockholder in the event that LCG or PAC shall have breached their representations, warranties, covenants and agreements in any material respect or failed to comply in any material respect with their respective obligations pursuant to this Agreement in any material respect, and such failure shall have continued for more than twenty (20) days after notice thereof, in reasonable detail, shall have been given by the party seeking to terminate this Agreement.

     (b) Effect of Termination. In the event of a termination of this Agreement pursuant to this Section 10, no party shall have any obligation to any other party except that the provisions of Section 11(e) shall apply; provided, however, that if this Agreement is terminated pursuant to Section 10(a)(iii), Stockholder and Plaza shall pay the reasonable expenses, including legal fees and expenses, incurred by LCG and PAC directly or indirectly in connection with the proposed transaction contemplated by this Agreement, including the proposed financings, and if this Agreement is terminated pursuant to Section 10(a)(iv), LCG shall pay the reasonable expenses, including legal fees and expenses, incurred by Stockholder and Plaza in connection with the proposed transaction contemplated by this Agreement.

     11. Miscellaneous.

     (a) Entire Agreement. This Agreement, including any Exhibits and the Schedules, which constitute integral parts of this Agreement, constitutes the entire agreement of the parties, superseding and terminating any and all prior or contemporaneous oral and written agreements, understandings or letters of intent between or among the parties with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall be deemed to modify Stockholder's obligations with respect to the Restrictive Covenants, as defined in her employment agreement. No part of this Agreement may be modified or amended, nor may any right be waived, except by a written instrument which expressly refers to this Agreement, states that it is a modification or amendment of this Agreement and is signed by the parties to this Agreement, or, in the case of waiver, by the party granting the waiver. No course of conduct or dealing or trade usage or custom and no course of performance shall be relied on or referred to by any party to contradict, explain or supplement any provision of this Agreement, it being acknowledged by the parties to this Agreement that this Agreement is intended to be, and is, the complete and exclusive statement of the agreement with respect to its subject matter. Any waiver shall be limited to the express terms thereof and shall not be construed as a waiver of any other provisions or the same provisions at any other time or under any other circumstances.

     (b) Severability. If any section, term or provision of this Agreement shall to any extent be held or determined to be invalid or unenforceable, the remaining sections, terms and provisions shall nevertheless continue in full force and effect.

     (c) Notices. All notices provided for in this Agreement shall be in writing signed by the party giving such notice, and delivered personally or sent by overnight courier, mail or messenger against receipt thereof or sent by registered or certified mail, return receipt requested, or by facsimile transmission or similar means of communication if receipt is confirmed or if transmission of such notice is confirmed by mail as provided in this Section 11(c). Notices shall be deemed to have been received on the date of personal delivery or telecopy or attempted delivery. Notice shall be delivered to the parties at the following addresses:

If to Plaza or Stockholder:         373 Mendez Vigo
                                    Suite 110
                                    Dorado, Puerto Rico 00646
                                    Facsimile:  787/796-5168

         With a copy to:            Luz Ivette Rivera, Esq.
                                    Luz Ivette Rivera & Asoc.
                                    San Jose Building, Suite #811
                                    1250 Ponce de Leon Ave.
                                    San Juan, PR 00907
                                    Facsimile: 787/721-7210

         and                        Mr. Addison M. Levi III
                                    San Juan Holdings, Inc.
                                    MCS Plaza, Suite #305
                                    255 Ponce de Leon Ave
                                    San Juan, PR 00917-1903
                                    Facsimile: 787/282-0356

         If to LCG or PAC to:       Dov Perlysky
                                    2 Lakeside Drive West
                                    Lawrence, New York 11559
                                    Facsimile:  516/374-5393

         With a copy to:   Asher S. Levitsky P.C.
                                    Esanu Katsky Korins & Siger, LLP
                                    605 Third Avenue
                                    New York, New York 10158
                                    Facsimile:  212/716-3338


     Any party may, by like notice, change the address, person or telecopier number to which notice shall be sent.

     (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed wholly within such State, without regard to any principles of conflicts of law. Each of the parties hereby irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought in the Federal or state courts located in the County of New York in the State of New York, by execution and delivery of this Agreement, irrevocably submits to and accepts the jurisdiction of said courts, (iii) waives any defense that such court is not a convenient forum, and (iv) consent to any service of process made (x) in the manner set forth in Section 11(c) of this Agreement (other than by telecopier), or (y) any other method of service permitted by law.

     (e) Parties to Pay Own Expenses. Each of the parties to this Agreement shall be responsible and liable for its own expenses incurred in connection with the preparation of this Agreement, the consummation of the transactions contemplated by this Agreement and related expenses, except that LCG shall pay the reasonable cost of preparation of (x) the pro forma financial statements up to a maximum of $5,000 plus up to $500 for its out-of-pocket expenses, and (y) the interim financial statements up to a maximum of $9,500 plus up to $300 for its out-of-pocket expenses. Any expenses incurred by Plaza and Stockholder in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by Stockholder, except that, as long as Plaza's net tangible book value is not less than $5,500,000 and cash is not less than $2,000,000, based on the Closing Balance Sheet after payment of all expenses, Stockholder's expenses may be paid by Plaza. All expenses incurred by LCG relating to the consummation of the financings contemplated by this Agreement shall be expenses of and paid by LCG. Notwithstanding the foregoing, any taxes which are payable as a result of the Merger and Plaza's resulting loss of its Subchapter N status under the Puerto Rico tax laws, shall be paid by Stockholder at the Closing, to the extent that such amount can be estimated at Closing. To the extent that the actual taxes are different from the amount estimated at Closing, an appropriate adjustment shall be made within ten days after a final determination has been made by Plaza and LCG. Further, it is understood that Stockholder's obligations with respect to income tax on Plaza's net income shall terminate on and as of the Economic Effective Date and any taxes on the Plaza's taxable income during the period from the Economic Effective Date shall be the responsibility of Plaza and not Stockholder.

     (f) Tax Consequences. Each party to this Agreement is relying on his or its own tax advisors as to the tax consequences of this Agreement and the transactions contemplated by this Agreement, and no party is making any representations or warranties of any kind as to such tax consequences to any other party. (g) Successors. This Agreement shall be binding upon the parties and their respective heirs, executors, administrators, legal representatives, successors and assigns; provided, however, that Stockholder may not assign this Agreement or any of her rights under this Agreement without the prior written consent of LCG.

     (h) Further Assurances. Each party to this Agreement agrees, without cost or expense to any other party, to deliver or cause to be delivered such other documents and instruments as may be reasonably requested by any other party to this Agreement in order to carry out more fully the provisions of, and to consummate the transaction contemplated by, this Agreement.

     (i) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties with the advice of counsel to express their mutual intent, and no rules of strict construction will be applied against any party.

     (j) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     (k) Headings. The headings in the Sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

     (l) Exhibits; Schedules. One complete set of the Exhibits and Sections has been marked for identification and delivered by each of the parties to the other on or before the execution and delivery of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                         LAWRENCE CONSULTING GROUP, INC.


                              By: s/ Dov Perlysky
                                    _________________________
                                     Dov Perlysky, President



                             PLAZA ACQUISITION CORP.


                                    By:  s/ Dov Perlysky
                                     _________________________
                                            Dov Perlysky, President




                          PLAZA CONSULTING GROUP, INC.


                                By:  s/ Elizabeth Plaza
                                   ____________________________________
                                        Elizabeth Plaza, President and CEO


                                    s/ Elizabeth Plaza
                                     ________________________________
                                       ELIZABETH PLAZA, individually

               List of Exhibits

                                                       Section
Exhibit  Description                                   Reference
-------   -----------                                  ---------
A       Certificate of Merger                            1(c)
B       Names of Directors and Officers                  1(f), 6(n), 7(f)
C       Escrow Agreement                                 2(b)(i)
D       Opinion of counsel to Plaza and Stockholder      6(g)
E       Elizabeth Plaza Employment/Consulting Agreement  6(h), 7(i)
F       Nelida Plaza Employment Agreement                6(h), 7(i)
G       Terms of Lease                                   6(n)
H       Dov Perlysky Consulting Agreement                6(o)
I       Opinion of counsel to LCG and PAC                7(g)
J       Registration Rights Provisions                   8

                                List of Schedules


Exhibit        Description
3(a)           States or other jurisdictions in which Plaza conducts business or owns or leases real property
3(b)           Options
3(c)(ii)       Unrecorded liabilities
3(c)(iii)      Accounts receivable
3(d)           Changes
3(e)           Leased real property
3(e)(ii)       Personal property leases
3(e)(iii)      Related party leases
3(f)           Litigation
3(g)           Taxes
3(h)(i)        Contracts
3(h)(ii)       Major clients
3(h)(v)        Benefit plans
3(h)(vii)      Form of non-disclosure agreement
3(h)(ix)       Restrictions
3(h)(x)        Insurance policies and bonds
3(h)(xi)       Contributions
3(j)           Permits
3(k)           Defaults
3(l)           Intellectual property
3(m)           Related party transactions
5(e)           Employees to be granted options